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                                                                   EXHIBIT 10.16

                              TRANSFER AGREEMENT

     This Transfer Agreement, dated as of January 1, 1998, is by and among MedicalControl, Inc., a Delaware corporation (the "Company"), MedicalControl Network Solutions, Inc., a Delaware corporation ("MNS"), Genesis/ValueCheck, Inc., a Delaware corporation ("GVC"), MedicalControl Holdings, Inc., a Delaware corporation ("Holdings"), and PPO Management Solutions, Inc., a Delaware corporation ("PMSI" and together with MNS and GVC, the "Operating Companies").

     WHEREAS, the Operating Companies were incorporated to facilitate a transaction (the "Transaction") that includes the transfer to of the Company's
(i) PPO business (the "PPO Business") to MNS (ii) large claim negotiation business (the "GVC Business") to GVC, and (iii) PPO management services and repricing software and services business (the "Administration Business") to PMSI; and

     WHEREAS, as part of the Transaction, each Operating Company will issue 1,000 shares of its common stock, being of all of its outstanding shares of capital stock, to Holdings, a wholly owned subsidiary of the Company, and the Company will transfer (i) the PPO Assets (as defined below) to MNS (ii) the GVC Assets (as defined below) to GVC (iii) and the Administration Assets (as defined below) to PMSI and MNS will pay or assume certain liabilities of the Company relating to the PPO Business, GVC will pay or assume certain liabilities of the Company relating to the GVC Business and PMSI will pay or assume certain liabilities of the Company relating to the Administration Business; and

     WHEREAS, as part of the Transaction, the Company will contribute all of the capital stock of Diversified Group Administrators, Inc., a Pennsylvania corporation, to Holdings.

     NOW, THEREFORE, in consideration of the forgoing recitals, the mutual agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

     1. Effective Time. The transfer of assets to, and the assumption of liabilities by, the Operating Companies shall be effective as of the first second of January 1, 1998 (the "Effective Time").

     2. Transfer of Stock. As of the Effective Time, each Operating Company will issue to the Company 1,000 shares of its Common Stock. $0.01 par value (the "Stock") to Holdings, which will constitute all of the outstanding shares of stock of such Operating Company. As of the Effective Time, the Company will contribute all of the capital stock of DGA to Holdings.

     3.  Assignment by the Company.

     (a) As of the Effective Time, the Company will transfer to MNS all of its direct or indirect right, title and interest in and to all of the assets of the Company of every kind and character, whether owned or leased relating to the PPO Business, including without limitation:

         (i)  all of the assets set forth on Exhibit A hereto;
                                             ---------

         (ii) all of the Company's direct or indirect right, title and interest in and to all assets and properties of every kind and character, tangible or intangible relating to the PPO Business, including, without limitation, all of the Company's direct or indirect right, title and interest in and to all securities, contracts, leasehold and mineral interests, beneficial interests in trusts, choices in action, equipment,
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furniture, fixtures, furnishings, vehicles, supplies, trade names, trademarks, service marks, copyrights, trade secrets and patents; and

           (iii) all current and active records, files and papers pertaining to the foregoing.

The rights, titles and interests of the Company assigned to MNS hereby are collectively referred to in this Agreement as the "PPO Assets". The PPO Assets shall be transferred to MNS subject to all existing liens and encumbrances thereon.

     (b) As of the Effective Time, the Company will transfer to GVC all of its direct or indirect right, title and interest in and to all of the assets of GVC of every kind and character, whether owned or leased relating to the GVC Business, including without limitation:

           (i)   all of the assets set forth on Exhibit B hereto;
                                                ---------

           (ii) all of the Company's direct or indirect right, title and interest in and to all assets and properties of every kind and character, tangible or intangible relating to the GVC Business, including, without limitation, all of the Company's direct or indirect right, title and interest in and to all securities, contracts, leasehold and mineral interests, beneficial interests in trusts, choices in action, equipment, furniture, fixtures, furnishings, vehicles, supplies, trade names, trademarks, service marks, copyrights, trade secrets and patents; and

           (iii) all current and active records, files and papers pertaining to the foregoing.

The rights, titles and interests of the Company assigned to GVC hereby are collectively referred to in this Agreement as the "GVC Assets". The GVC Assets shall be transferred to GVC subject to all existing liens and encumbrances thereon.

     (c) As of the Effective Time, the Company will transfer to PMSI all of its direct or indirect right, title and interest in and to all of the assets of the Company of every kind and character, whether owned or leased relating to the Administration Business, including without limitation:

           (i)   all of the assets set forth on Exhibit C hereto;
                                                ---------

           (ii) all of the Company's direct or indirect right, title and interest in and to all assets and properties of every kind and character, tangible or intangible relating to the Administration Business, including, without limitation, all of the Company's direct or indirect right, title and interest in and to all securities, contracts, leasehold and mineral interests, beneficial interests in trusts, choices in action, equipment, furniture, fixtures, furnishings, vehicles, supplies, trade names, trademarks, service marks, copyrights, trade secrets and patents; and

           (iii) all current and active records, files and papers pertaining to the foregoing.

     The rights, titles and interests of the Company assigned to PMSI hereby are collectively referred to in this Agreement as the "Administration Assets". The Administration Assets shall be transferred to PMSI subject to all existing liens and encumbrances thereon.

     4.    Payment and Assumption by the Company.

     (a) As consideration for the PPO Assets, as of the Effective Time, MNS will pay or assume liability for, pay and hold the Company harmless from the liabilities relating to the PPO Assets, including,

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without limitation those set forth on Exhibit D hereto and will issue 1,000
                                      ---------
shares of its Common Stock to Holdings, which will be all of the outstanding Capital Stock of MNS.

     (b) As consideration for the GVC Assets, as of the Effective Time, GVC will pay or assume liability for, pay and hold the Company harmless from the liabilities relating to the GVC Assets, including, without limitation those set forth on Exhibit E hereto and will issue 1,000 shares of its Common Stock to
         ---------
Holdings, which will be all of the outstanding Capital Stock of GVC.

     (c) As consideration for the Administration Assets, as of the Effective Time, PMSI will pay or assume liability for, pay and hold the Company harmless from the liabilities relating to the Administration Assets, including, without limitation those set forth on Exhibit F hereto and will issue 1,000 shares of
                              ---------
its Common Stock to Holdings, which will be all of the outstanding Capital Stock of PMSI.

     5. Personnel. At the Effective Time, the employees listed on Schedule G of the Company will become employees of GVC, the employees listed on Schedule H will become employees of PMSI and all other employees will become employees of MNS.

     6. Representations and Warranties of the Operating Companies. Each Operating Company represents and warrants the following as to such Operating
Company:

     (a) Organization and Good Standing. Operating Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.
Operating Company is duly qualified to do business and is in good standing in the State of Texas.

     (b) Authorization and Validity. The execution, delivery and performance of this Agreement by Operating Company and the consummation of the transactions contemplated hereby have been duly authorized by Operating Company. This Agreement has been duly executed and delivered by Operating Company and constitutes legal, valid and binding obligations of Operating Company, enforceable against Operating Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditor's rights generally or the availability of equitable remedies.

     (c) No Violation. Neither the execution and performance of this Agreement nor the consummation of the transaction contemplated hereby, will (a) conflict with or result in a breach of the terms, conditions and provisions of, or constitute a default under the Certificate of Incorporation or Bylaws of Operating Company or any material agreement, indenture or other instrument under which Operating Company is bound or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Operating Company.

     7. Representations and Warranties of the Company. The Company represents and warrants the following:

     (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on the business in which it is engaged and to own the properties it owns. The Company is duly qualified to do business and is in good standing in the State of Texas.

     (b) Authorization and Validity. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by the

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Company. This Agreement has been executed and delivered by the Company and constitutes legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

     (c) No Violation. Neither the execution and performance of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) result in a violation or breach of the Articles of Incorporation or Bylaws of the Company or any material agreement or other instrument under which the Company is bound or to which any of the assets of the Company is subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of such assets except as set forth on Schedule E, or (b) violate any applicable law or regulation or any judgment or order of any court or governmental agency, except with respect to both clauses (a) and (b) above any violations or breaches which would not have a material adverse effect on the Company or the Company's business or the assets or businesses being transferred to MNS.

     (d) Consents. No authorization, consent, approval, permit or license of, or filing with, any governmental or public body or authority, any lender or lessor or any other person or entity is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement on the part of the Company except for those set forth in Schedule F hereto, all which have been obtained prior to the Effective Date unless indicated otherwise on Schedule F hereto.

     8.    Indemnification.

     (a) The Company's Indemnity. The Company hereby agrees to indemnify, defend and hold each Operating Company and its officers, directors, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorney's fees and expenses (collectively, "Damages"), as such Damages are incurred, asserted against or incurred by such Operating Company by reason of or resulting from a breach by the Company of any representation or warranty contained herein or in any agreement executed pursuant hereto, or incurred by the Company.

     (b) Operating Companies' Indemnity. Each Operating Company hereby agrees to indemnify, defend and hold the Company and its officers, directors, agents, attorneys and affiliates harmless from and against all Damages, as such Damages are incurred, asserted against or incurred by the Company by reason of or resulting from (i) a breach by such Operating Company of any representation or warranty contained herein, or (ii) the failure of such Operating Company to pay, perform and discharge when due any Assumed Liabilities.

     (c) Procedures. Any party seeking indemnification (the "Indemnified Party") shall give notice to the other party (the "Indemnifying Party") within 15 business days after actual receipt of service or summons to appear in any action begun in respect of which indemnify may be sought hereunder, or actual notice of assertion of a claim with respect to which it or they seek indemnification. The failure so to notify the Indemnifying Party shall not cause the Indemnified Party to lose its right to indemnification under this Agreement. The Indemnifying Party may participate at its own expense and with its counsel in the defense of such action. If the Indemnifying Party so elects within a reasonable time after receipt of such notice it may assume the defense of such action with counsel chosen by the Indemnifying Party, unless the Indemnified Party reasonably objects to such assumption on the ground that its counsel has advised it that there may be legal defenses available to it that are different from or in addition to those available to the Indemnified Party and counsel for the Indemnifying Party concurs in such advice, in which case the Indemnified Party shall have the right to employ counsel. If the Indemnifying Party assumes the defense of such action, the Indemnifying Party shall not be liable for fees and expenses of

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counsel for the Indemnified Party incurred thereafter in connection with such action. In no event shall be Indemnifying Party be liable for the fees and expenses of more than one counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances.

     9. Further Assurances. Each party hereto shall duly execute and deliver or cause to be executed and delivered all instruments of sale, conveyance, transfer, assignment or assumption, and all notices, releases, acquaintances and other documents that may be necessary or advisable to consummate the transactions contemplated by this Agreement to evidence the assumption of the Assumed Liabilities by the Operating Companies and the sale and transfer of the PPO Assets, GVC Assets and Administration Assets by the Company; provided that none of the foregoing actions is in contravention of this Agreement. If for any reason any asset or liability intended to be transferred from the Company to an Operating Company pursuant hereto cannot be transferred or the transfer is deemed void, the Operating Company and the Company and the Operating Company will enter into arrangements wherein the Operating Companies, as the case may be, will be entitled to the economic benefit of the asset and will compensate the Company for any liability incurred relating to such asset after the date hereof.

     10. Notices. All notices and other communications required or permitted hereunder shall be in writing and, unless otherwise provided in this Agreement, shall be deemed to have been duly given when delivered in person or by mail or when dispatched by telegram or electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the addressee at the address specified below:


     If to MNS:           P. O. Box 549005
                          Dallas, Texas  75354-9005

     If to GVC:           P.O. Box 543045
                          Dallas, Texas  75354-3045

     If to PMSI:          P. O. Box 549005
                          Dallas, Texas  75354-9005

     If to the Company    P. O. Box 549005
     or Holdings:         Dallas, Texas  75354-9005

     or such other address as either party may from time to time designate by like notice.

     11. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements pertaining to such subject matter.

     12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas.

     13. Binding Nature. This Agreement shall inure to the benefits of and be binding upon the parties to this Agreement and their respective successors and assigns.

     14. Descriptive Headings. The descriptive headings herein are inserted for the convenience or reference only and are not intended to be part of or affect the meaning or interpretation of this Agreement.

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     15.   Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, benefits or remedies or any nature whatsoever under or by reason of this Agreement.

     16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     17. Successors. All agreements of the parties in this Agreement shall bind and inure to the benefits of their respective successors.

     IN WITNESS WHEREOF, the parties have executed the Agreement as of the date first above written.

                                MedicalControl, Inc.

                                By:  /s/ J. Ward Hunt
                                   --------------------------------
                                   J. Ward Hunt, President and
                                   Chief Executive Officer


                                MedicalControl Network Solutions, Inc.


                                By:  /s/ Robert O. Brooks
                                   --------------------------------
                                   Robert O. Brooks, President and
                                   Chief Executive Officer


                                Genesis/ValueCheck, Inc.


                                By:  /s/ Robert O. Brooks
                                   --------------------------------
                                   Robert O. Brooks, President and
                                   Chief Executive Officer


                                PPO Management Solutions, Inc.


                                By:  /s/ Robert O. Brooks
                                   --------------------------------
                                   Robert O. Brooks, President and
                                   Chief Executive Officer


                                MedicalControl Holdings, Inc.


                                By:  /s/ J. Ward Hunt
                                   --------------------------------
                                   J. Ward Hunt, President and
                                   Chief Executive Officer

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                                   EXHIBITS


     A    PPO Business Assets
     B    GVC Business Assets
     C    PMSI Business Assets
     D    PPO Assumed Liabilities
     E    GVC Assumed Liabilities
     F    PMSI Assumed Liabilities
     G    GVC Personnel
     H    PMSI Personnel
     I    No Violations
     J    Consents

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